EXHIBIT 99.1
Corcept Therapeutics Announces Fourth Quarter and Full-Year 2025 Audited Financial Results, Provides Corporate Update
•2025 revenue of $761.4 million
•Full year 2026 revenue guidance of $900 – $1,000 million
•2025 net income of $99.7 million
•Cash and investments of $532.4 million at December 31, 2025
REDWOOD CITY, Calif., (February 24, 2026) – Corcept Therapeutics Incorporated (NASDAQ: CORT), a commercial-stage company engaged in the discovery and development of medications to treat severe endocrinologic, oncologic, metabolic and neurologic disorders by modulating the effects of the hormone cortisol, today reported its results for the quarter and year ended December 31, 2025.
Financial Results
“In 2025, our Cushing’s syndrome business experienced a surge in demand due to growing recognition among physicians of hypercortisolism’s true prevalence and the necessity of appropriate treatment. We had a record number of new prescriptions written for our medications and a record number of new prescribers in 2025, which translated to a 37 percent increase in the number of tablets sold compared to the prior year. We should have achieved higher growth but were not able to fully meet demand because of capacity constraints at our previous specialty pharmacy vendor. There were also operational disruptions in the fourth quarter as we transitioned our business to our new specialty pharmacy. This transition is now fully complete and February is on track to be a record month for the number of new patients that have started treatment with our medications. We expect that our Cushing’s syndrome business will expand for many years,” said Joseph K. Belanoff, M.D., Corcept’s Chief Executive Officer.
Corcept’s fourth quarter 2025 revenue was $202.1 million, compared to $181.9 million in the fourth quarter of 2024. Revenue for the full year was $761.4 million, compared to $675.0 million in 2024.
Net income was $24.3 million in the fourth quarter, or $0.20 diluted net income per common share, compared to net income of $30.7 million, or $0.26 diluted net income per common share, in the fourth quarter of 2024. For the full year, net income was $99.7 million, or $0.82 diluted net income per common share, compared to net income of $141.2 million, or $1.23 diluted net income per common share, in 2024.
Cash and investments were $532.4 million at December 31, 2025, compared to $603.2 million at December 31, 2024. In 2025, Corcept paid $245.9 million to purchase its common stock, pursuant to the company’s stock repurchase program, net exercise of employee stock options and net vesting of restricted stock grants.
Clinical Development
“We are engaged with the FDA to determine the best path forward for our New Drug Application (NDA) for relacorilant in Cushing’s syndrome and are confident that the ultimate outcome will be approval,” said Dr. Belanoff. “Our NDA for relacorilant in platinum-resistant ovarian cancer, which is now bolstered by the final overall survival results from our ROSELLA study, has a Prescription Drug User Fee Act (PDUFA) date of July 11, 2026.
In addition, our ongoing clinical studies will soon produce important data. Results from MOMENTUM, our trial evaluating the prevalence of hypercortisolism in patients with resistant hypertension, will be featured in an oral presentation at the American College of Cardiology (ACC) meeting in March. Results from our BELLA trial in patients with advanced ovarian cancer will be available by the end of this year, as will results from MONARCH, our Phase 2b trial in patients with metabolic dysfunction-associated steatohepatitis (MASH). By the end of next year, we expect results from our studies in platinum-sensitive ovarian, endometrial, cervical and pancreatic cancers.”

“We are also planning to start a Phase 3 trial of dazucorilant in patients with ALS, which will seek to replicate the benefit patients exhibited in our DAZALS trial, by the middle of this year,” added Dr. Belanoff.
Hypercortisolism (Cushing’s Syndrome)
•New Drug Application – Engaged with FDA to determine best path forward to approval following Complete Response Letter for relacorilant in patients with Cushing’s syndrome
•GRACE – Pivotal Phase 3 trial of relacorilant in 152 patients with Cushing’s syndrome – Results published in The Lancet Diabetes & Endocrinology (Pivonello et al, February 2026)
•MOMENTUM – Enrollment completed in 1,000-patient trial examining the prevalence of hypercortisolism in patients with resistant hypertension; results will be presented at ACC meeting in March
“Relacorilant has the potential to become the new standard of care for patients with Cushing’s syndrome. In its Phase 2 and Phase 3 studies, patients treated with relacorilant showed clinically meaningful and statistically significant improvements in hypertension and a wide range of Cushing’s syndrome’s other signs and symptoms. Importantly, these benefits were observed without off-target effects and toxicities such as drug-induced hypokalemia, endometrial hypertrophy, vaginal bleeding, adrenal insufficiency and QT prolongation. These adverse events can have serious health consequences and are associated with currently available treatments. We are working with the FDA to bring relacorilant to patients as soon as possible,” said Bill Guyer, PharmD, Corcept’s Chief Development Officer.
Oncology
Relacorilant in Combination with Chemotherapy
•New Drug Application – FDA reviewing NDA for relacorilant plus nab-paclitaxel to treat patients with platinum-resistant ovarian cancer, with a July 11, 2026 PDUFA date
•Marketing Authorization Application (MAA) – European Medicines Agency reviewing MAA for relacorilant plus nab-paclitaxel to treat patients with platinum-resistant ovarian cancer – Approval expected by the end of this year
•ROSELLA – Both dual primary endpoints (progression-free and overall survival) met, without the need for biomarker selection and without increased safety burden – Complete results will be presented at the Society of Gynecology Oncology (SGO) meeting in April
•BELLA Part A – Enrollment completed in Phase 2 trial of relacorilant plus nab-paclitaxel and bevacizumab in 95 patients with platinum-resistant ovarian cancer – Results expected by the end of this year
•BELLA Part B – Enrollment underway in Phase 2 trial of relacorilant plus nab-paclitaxel and bevacizumab in 90 patients with platinum-sensitive ovarian cancer whose disease progressed while on a PARP inhibitor
•BELLA Part C – Enrollment underway in Phase 2 trial of relacorilant plus nab-paclitaxel in 90 patients with endometrial cancer (who have received one or two prior lines of therapy)
•STELLA – Phase 2 trial of relacorilant plus nab-paclitaxel in 50 patients with cervical cancer (received one or two prior lines of therapy) to begin in coming weeks, conducted in collaboration with ARCAGY-GINECO, an academic clinical research group specializing in gynecologic cancers
•TRIDENT – Enrollment underway in Phase 2 trial of relacorilant plus nab-paclitaxel and gemcitabine as first-line therapy in 50 patients with pancreatic cancer
Relacorilant in Combination with Androgen Deprivation Therapy

•Prostate cancer – Enrollment continues in randomized, placebo-controlled Phase 2 trial of relacorilant plus enzalutamide in 90 patients with early-stage prostate cancer, conducted in collaboration with the University of Chicago
Nenocorilant in Combination with Immunotherapy
•SYNERGY – Enrollment underway in Phase 1b dose-finding trial of nenocorilant plus nivolumab in 30 patients with a variety of solid tumors
“Results from our pivotal Phase 3 ROSELLA study demonstrate a 35 percent reduction in the risk of death in patients with platinum-resistant ovarian cancer (PROC). These results – without the need for biomarker selection, without increased safety burden and with oral administration – highlight relacorilant’s potential to become the new standard of care in PROC. Our applications are under review with regulatory authorities in both the United States and Europe, and we are working with urgency to bring this medication to patients with this highly challenging form of ovarian cancer,” said Dr. Guyer.
“Our ROSELLA results, as well as other pre-clinical and clinical oncology data, highlight the potential of glucocorticoid receptor antagonism to benefit patients across a wide variety of solid tumor types beyond PROC. We are currently studying relacorilant in other solid tumors, including platinum-sensitive ovarian, endometrial, cervical, pancreatic and prostate cancers, and we will continue to broaden our research to help as many patients as possible,” added Dr. Guyer.
Metabolic Dysfunction-Associated Steatohepatitis (MASH)
•MONARCH – Enrollment completed in randomized, double-blind, placebo-controlled, Phase 2b trial of miricorilant in 175 patients with biopsy-confirmed or presumed MASH – Results expected by the end of this year
“In our Phase 1b study, miricorilant was well-tolerated and very rapidly reduced liver fat while improving fibrosis, liver enzymes and other markers of liver health, as well as key metabolic and lipid measures. We look forward to building on these promising findings in our Phase 2b MONARCH study, with results expected by the end of this year,” said Dr. Guyer.
Amyotrophic Lateral Sclerosis (ALS)
•DAZALS – Exploratory analyses showed that patients who received dazucorilant 300 mg exhibited an 84 percent reduction in risk of death during the study’s first year compared to patients who received placebo (hazard ratio: 0.16, p-value: 0.0009)
•Phase 3 trial – Planned to begin by the middle of this year
“Elevated cortisol activity is linked to ALS. In our Phase 2 DAZALS study, patients who received dazucorilant experienced a profound reduction in early mortality – a period when many patients with ALS retain significant function and quality of life,” said Dr. Guyer. “We are currently conducting a dose titration study, with the goal of improving gastrointestinal tolerability, to inform the direction of our Phase 3 program.”
Conference Call
We will hold a conference call on February 24, 2026, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Participants must register in advance of the conference call by clicking here. Upon registering, each participant will receive a dial-in number and a unique access PIN. Each access PIN will accommodate one caller. A listen-only webcast will be available by clicking here. A replay of the call will be available on the Investors / Events tab of Corcept.com.

About Corcept Therapeutics
For over 25 years, Corcept has focused on cortisol modulation and its potential to treat patients with a wide variety of serious disorders, leading to the discovery of more than 1,000 proprietary selective cortisol modulators and glucocorticoid receptor antagonists. Corcept is conducting advanced clinical trials in patients with Cushing’s syndrome, solid tumors, ALS and liver disease. In February 2012, the company introduced Korlym®, the first medication approved by the U.S. Food and Drug Administration for the treatment of patients with endogenous Cushing’s syndrome. Corcept is headquartered in Redwood City, California. For more information, visit Corcept.com.
Forward-Looking Statements
Statements in this press release, other than statements of historical fact, are forward-looking statements based on our current plans and expectations and are subject to risks and uncertainties that might cause our actual results to differ materially from any future results expressed or implied by such forward-looking statements.
In this press release, forward-looking statements include those concerning: our 2026 revenue guidance; our ability to achieve a record number of new patients that have started treatment with our medications in a month; the expected expansion of our Cushing’s syndrome business for many years; regulatory review of relacorilant, including engagement with the FDA regarding our NDA for relacorilant in Cushing’s syndrome and our confidence that the ultimate outcome will be approval, FDA review of our NDA for relacorilant plus nab-paclitaxel to treat patients with platinum-resistant ovarian cancer, and our expectation to receive approval of relacorilant plus nab-paclitaxel to treat patients with platinum-resistant ovarian cancer from the European Medicines Agency based on its review of our MAA; our ability to bring relacorilant to patients and the timing thereof; statements related to ongoing and planned clinical trials, including statements regarding the potential to produce important data, timing of such trials, expected patient enrollment, and the timing and publication or presentation of results; our ability to broaden our research to help as many patients as possible; relacorilant’s potential, including as a treatment for patients with Cushing’s syndrome, ovarian cancer and other cancers and as the new standard of care for patients with Cushing’s syndrome or platinum-resistant ovarian cancer; the potential of glucocorticoid receptor antagonism to benefit patients with a wide variety of solid tumors; nenocorilant as a treatment for patients with cancer; miricorilant as a treatment for patients with MASH; the expectation that we will have results from our Phase 2b Monarch study of miricorilant in patients with biopsy-confirmed or presumed MASH by the end of 2026 and our ability to build on the findings from this study; dazucorilant as a treatment for patients with ALS; our intent to replicate our DAZALS findings in a Phase 3 trial and to use a dose titration study to improve gastrointestinal tolerability of dazucorilant in patients with ALS and inform the design of the Phase 3 trial and the timing of this trial.
A further description of risks and uncertainties can be found in our SEC filings, which are available at our website and the SEC’s website. These risks and uncertainties include, but are not limited to, those related to our ability to: operate our business; study and develop Korlym, relacorilant, miricorilant, dazucorilant, nenocorilant and our other product candidates; those molecules’ clinical attributes, regulatory approvals, mandates, oversight and other requirements; and the scope and protective power of our intellectual property. We disclaim any intention or duty to update forward-looking statements made in this press release.

CORCEPT THERAPEUTICS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2025(1)	December 31, 2024(1)

Assets
Cash and investments	$532,422	$603,165
Trade receivables, net of allowances	59,786	53,976
Inventory	23,962	15,995
Operating lease right-of-use asset	4,583	5,324
Deferred tax assets, net	168,197	130,914
Other assets	47,701	31,179
Total assets	$836,651	$840,553
Liabilities and Stockholders’ Equity
Accounts payable	$40,444	$15,376
Operating lease liabilities	6,107	6,936
Other liabilities	142,295	138,652
Stockholders’ equity	647,805	679,589
Total liabilities and stockholders’ equity	$836,651	$840,553

(1) Derived from audited financial statements at that date

CORCEPT THERAPEUTICS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenues
Product revenue, net	$202,125	$181,890	$761,407	$675,040

Operating expenses
Cost of sales	2,545	2,956	12,977	10,882
Research and development	64,856	70,300	254,908	246,887
Selling, general and administrative	130,237	83,372	448,725	280,320
Total operating expenses	197,638	156,628	716,610	538,089
Income from operations	4,487	25,262	44,797	136,951
Interest and other income	5,423	6,698	21,666	24,542
Income before income taxes	9,910	31,960	66,463	161,493
Income tax benefit (expense)	14,378	(1,214)	33,189	(20,284)
Net income	$24,288	$30,746	$99,652	$141,209

Net income attributable to common stockholders	$23,905	$30,395	$98,171	$139,733

Basic net income per common share	$0.23	$0.29	$0.95	$1.35

Diluted net income per common share	$0.20	$0.26	$0.82	$1.23

Weighted-average shares outstanding used in computing net income per common share
Basic	103,695	103,643	103,862	103,232
Diluted	119,855	118,459	119,987	113,480

CONTACT:
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www.corcept.com